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Exhibit 11.01
                                  ONSALE, INC.
                       CALCULATION OF EARNINGS PER SHARE
                     (In thousands, except per share data)
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
                                                                        Three months ended           Six months ended
                                                                             June 30,                    June 30,
                                                                       -------------------          ------------------
                                                                          1997      1996              1997      1996
                                                                       ---------  --------          ---------  -------
Net income (loss)                                                       $  (226)   $   100           $  (174)  $   115
                                                                        =======    =======           =======   =======
Weighted average common and common equivalent shares:

Common stock                                                             16,356     13,883            15,844    13,883

Common stock equivalents from convertible preferred stock                     -          -                 -         -
  and warrants using the "if converted" method                                -          -                 -         -

Common stock equivalents from stock options using the
  "treasury stock" method                                                     -      1,443                 -     1,443
                                                                        -------    -------           -------   -------

Shares used in calculation of net income (loss) per share                16,356     15,326            15,844    15,326
                                                                        =======    =======           =======   =======

Net income (loss) per share                                             $ (0.01)   $  0.00           $ (0.01)   $ 0.01
                                                                        =======    =======           =======   =======
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